Exhibit 99

CAUTIONARY STATEMENT
REGARDING FORWARD-LOOKING STATEMENTS

     Fingerhut Companies, Inc. (the "Company") desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is filing this cautionary statement in connection with such safe harbor legislation. The Company's Form 10-K, the Company's Annual Report to Shareholders, any Form 10-Q or Form 8-K filed by the Company or any other written or oral statements made by or on behalf of the Company may also include forward-looking statements that reflect the Company's current views with respect to future events and financial performance. The words "believe," "expect," "anticipate," "intends," "estimate," "forecast," "project" and similar expressions identify forward-looking statements.

     The Company wishes to caution investors that any forward-looking statements made by or on behalf of the Company are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to the factors listed below (many of which have been discussed in the Company's prior filings with the Securities and Exchange Commission). Though the Company has attempted to list comprehensively these important factors, the Company wishes to caution investors that other factors may in the future prove to be important in affecting the Company's results of operations and financial condition. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

     Investors are further cautioned not to place undue reliance on such forward-looking statements as they speak only of the Company's views as of the date the statement was made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Importance of Fourth Quarter; Fluctuations in Quarterly Operating
Results

     The Company's business is subject to seasonal variations in demand that the Company believes are generally associated with the direct marketing and retail industries. Historically, the Company has realized a significant portion of its sales and net earnings during the fourth quarter. Over the past several years, the Company has observed that customers waited until later in the fourth quarter to order merchandise from the Company's catalogs, following a trend that has affected the retail industry as a whole. The Company's annual results could be adversely affected if the Company's sales were to be substantially below seasonal norms during the fourth quarter of any year. In addition to seasonal variations, the Company experiences variances in quarterly results from year to year that result from changes in the timing of its promotions and the types of customers and products promoted and, to some extent, variations in dates of holidays and the timing of quarter ends.

Holding Company Structure; Effective Subordination

     The Company is a holding company and substantially all of its consolidated assets are held by its subsidiaries. Accordingly, the cash flow of the Company and the consequent ability to service its debt, are dependent upon the earnings of such subsidiaries. Furthermore, the Company's rights and the rights of its creditors to participate in the assets of any subsidiary upon the subsidiary's liquidation or reorganization will be subject to the prior claims of such subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary, in which case the claims of the Company would still be effectively subordinate to any security interest in, or mortgages or other liens on, the assets of such subsidiary and would be subordinate to any indebtedness of such subsidiary senior to that held by the Company. The Company may borrow up to $200 million under its existing amended credit facility. All of the available $200 million under this credit facility is guaranteed by Fingerhut Corporation ("Fingerhut"). Metris Companies Inc. ("Metris"), an 83% owned subsidiary of the Company, may borrow up to $300 million under its revolving credit facility. All of the available $300 million under this facility is also guaranteed by Fingerhut. In addition, as of December 27, 1996, the Company had outstanding $270 million aggregate principal amount of outstanding senior notes, which are also guaranteed by Fingerhut.

Increases in Postal, Paper and Freight Costs

     The Company mails its catalogs and ships most of its merchandise through the United States Postal Service. The Company experienced a significant increase in postage costs in fiscal 1995. In addition, the Company experienced price increases in 1995 for paper used in the production of its catalogs, which further increased the Company's cost of doing business in 1995 and 1996. Additional increases in postal rates or paper costs may have a material adverse impact on the Company's results of operations to the extent that the Company is unable to offset such increase by raising selling prices or by implementing more efficient mailing, delivery and order fulfillment systems. Increases in fuel costs could also adversely affect the Company's costs of incoming and outgoing freight.

Funding and Securitization Considerations

     The Company depends heavily upon the securitization of its subsidiaries' accounts receivable and credit card loans to fund its operations and to date has been able to complete securitization transactions on terms that it believes are favorable. There can be no assurance, however, that the securitization market will continue to offer attractive funding alternatives. In addition, the Company's ability to securitize the assets of its subsidiaries depends on the continued availability of credit enhancement on acceptable terms and the continued favorable legal, regulatory, accounting and tax environment for securitization transactions. While the Company does not at present foresee any significant problems in any of these areas, any such adverse change could force the Company to rely on other potentially more expensive funding sources. Adverse changes in the performance of the securitized assets of the Company's subsidiaries, including increased delinquencies and losses, could result in a downgrade or withdrawal of the ratings on the outstanding certificates under these securitization transactions or cause early amortization of such certificates. This could jeopardize the ability of the Company's subsidiaries to effect other securitization transactions on acceptable terms, thereby decreasing the Company's liquidity and forcing the Company to rely on other funding sources to the extent available.

Consumer Spending

     The Company is not immune to the cyclical nature of consumer spending and payments. The success of the Company's operations depends upon a number of economic conditions affecting disposable consumer income such as employment, business conditions, interest rates and taxation. Adverse changes in these economic conditions may restrict consumer spending. There can be no assurance that weak economic conditions or changes in the retail environment or other economic factors that have an impact on the level of consumer spending would not have a material adverse impact on the Company. In addition, the Company's business depends on customer response to its solicitations and marketing programs. A material decrease in response levels would have a significant impact on profitability.

Credit Risks

     The Company is subject to all of the risks associated with unsecured credit transactions, including (1) the risk of increasing delinquencies and credit losses during economic downturns, (2) the risk that an increasing number of customers will default on the payment of their outstanding balances or seek protection under bankruptcy laws, resulting in accounts being charged off as uncollectible, (3) the risk of fraud and (4) in the case of revolving credit accounts, the risk that increases in discretionary repayment of account balances by customers will result in diminished finance charges or other income. Also, general economic factors, such as the rate of inflation, unemployment levels and interest rates may affect the Company's target market customers (moderate income consumers) more severely than other market segments. In addition, Metris' credit card portfolio, as of the date hereof, consists primarily of accounts that have been generated in the last 24 months and, as a result, there can be no assurance as to the levels of delinquencies and losses that can be expected over time with respect to such portfolio.

Interest Rate Risk

     Fingerhut National Bank's closed-end credit card loans and Fingerhut's existing closed-end installment sales contracts are fixed-priced, fixed-term contracts. Fingerhut National Bank's revolving credit card accounts currently have finance charges set at a fixed rate. The Company intends to manage interest rate risk through asset and liability management. Fluctuations in interest rates may adversely affect the Company's cost of funds.

Regulatory Matters

     The Company's business is subject to regulation by a variety of state and federal laws and regulations related to advertising, offering and extending credit, charging and collecting state sales/use taxes and product safety. The Company's practices in certain of these areas are subject to periodic inquiries and proceedings by various regulatory agencies. None of these actions has had a material adverse effect upon the Company. While the Company believes it is in material compliance with all such laws and regulations, if the Company is found not to be in compliance with any such laws and regulations, it could become subject to cease and desist orders, injunctive proceedings, obligations to collect additional sales and use taxes, obligations for prior uncollected sales and use taxes, civil fines and other penalties. The occurrence of any of the foregoing could adversely affect the Company's results of operations and financial condition.

     Fingerhut relies on the Minnesota "time-price" doctrine in establishing and collecting installment payments on products sold in many states. Under this doctrine, the difference between the time price and cash price for the same goods is not treated as interest subject to regulation under laws governing the extension of credit. Certain individuals who purchased goods from Fingerhut filed suit challenging the applicability of the time-price doctrine to Fingerhut's business. The court entered summary judgment in favor of Fingerhut and dismissed the case, which is subject to appeal.

     Direct Merchants Credit Card Bank, National Association ("Direct Merchants Bank") and Fingerhut National Bank are subject to numerous federal and state consumer protection laws that impose requirements related to offering and extending credit. The United States Congress and the states may enact laws and amendments to existing laws to regulate further the credit card industry or to reduce finance charges or other fees or charges applicable to credit card and other consumer revolving loan accounts. Such laws, as well as any new laws or rulings that may be adopted, may adversely affect the ability of Direct Merchants Bank and Fingerhut National Bank to collect on account balances or maintain previous levels of periodic rate finance charges and other fees and charges with respect to the accounts. Any failure by the Company to comply with such legal requirements also could adversely affect its ability to collect the full amount of the account balances. Fingerhut National Bank and Direct Merchants Bank are also subject to regulation by the Federal Reserve Board, the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency. Such regulations include limitations on the extent to which Fingerhut National Bank or Direct Merchants Bank can finance or otherwise supply funds to their respective affiliates through dividends, loans or otherwise.

     Changes in federal and state bankruptcy and debtor relief laws also could adversely affect the Company if such changes result in, among other things, additional administrative expenses and accounts being written off as uncollectible.

Foreign Suppliers

     Fingerhut purchases, directly or indirectly, a significant portion (approximately 42% in fiscal 1996) of its merchandise from foreign suppliers. Although substantially all of the Company's foreign purchases are denominated in U.S. dollars, the Company is subject to the risks of doing business abroad, including increases in import duties, decreases in quotas, adverse fluctuations in currency exchange rates, increased customs regulations and political turmoil. The occurrence of any of the foregoing could adversely affect the Company's earnings.

Competition

     The direct marketing industry includes a wide variety of specialty and general merchandise retailers and is both highly fragmented and highly competitive. The Company's Direct-to-the Consumer Marketing segment sells its products to customers in all states of the United States and competes in the purchase and sale of merchandise with all retailers, including general and specialty catalog marketers, television shopping marketers, retail department stores, discount department stores and variety stores, many of which are national chains. The loss of any significant portion of the Company's market share to other retailers could adversely affect the Company's earnings.

     As a marketer of consumer credit products, Metris faces increasing competition from numerous providers of financial services, many of which have greater resources than Metris. In particular, Metris' credit card business competes with national, regional and local bank card issuers as well as issuers of other general purpose credit cards, such as American Express, Discover Card and Diners Club. Many of these issuers are substantially larger and have more seasoned credit card portfolios than the Company and often compete for customers by offering lower interest rates or fee levels. In general, customers are attracted to credit card issuers largely on the basis of price, credit limit and other product features and customer loyalty is often limited.